UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2014 (November 14, 2014)

Pain Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29959	91-1911336
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7801 N. Capital of Texas Highway, Suite 260

Austin, Texas 78731

(Address of principal executive offices, including zip code)

512-501-2444

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 14, 2014, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Pain Therapeutics, Inc. (the “Company”) approved changes in compensation for the Company’s named executive officers (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission) set forth below.

On November 14, 2014, the Committee determined that cash bonus payments would not be paid for 2014. The Committee also terminated performance-related goals set in 2012 and tied to filing of a New Drug Application of either (a) hydrocodone or (b) either hydromorphone or oxymorphone. Had these goals been met prior to termination, Remi Barbier, Chairman of the Board, President and Chief Executive Officer would have received $400,000, Nadav Friedmann, Ph.D., M.D., Chief Medical and Operating Officer would have received $200,000 and Peter S. Roddy, Vice President and Chief Financial Officer would have received $50,000. The Committee also terminated related performance-based stock awards within the terms of the Company’s 2008 Equity Incentive Plan.

The Compensation Committee also established a performance-related goal tied to filing of a New Drug Application for REMOXY® Extended-Release Capsules CII. If this performance-related goal is achieved, Mr. Barbier will receive up to $300,000, Dr. Friedmann will receive up to $150,000 and Mr. Roddy will receive up to $40,000. This performance-related goal also provides for performance-based stock awards within the terms of the Company’s 2008 Equity Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pain Therapeutics, Inc.

Dated: November 18, 2014	By:	/s/ Peter S. Roddy
Peter S. Roddy
Vice President and Chief Financial Officer